Exhibit 99.1
News Release

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000		www.gbrx.com

For release: July 9, 2021 6:00 a.m. EDT	Contact:	Lorie Tekorius, Investor Relations
Justin Roberts, Investor Relations Ph: 503-684-7000

Greenbrier Reports Third Quarter Results

~ GAAP diluted EPS of $0.59; Adjusted diluted EPS of $0.69 ~

~ Orders for 3,800 new railcars valued at $400 million - book-to-bill of 1.2x in the quarter ~

~ Formation and funding of GBX Leasing finalized in the quarter ~

~ Robust liquidity supports increasing operating momentum ~

Lake Oswego, Oregon, July 9, 2021 – The Greenbrier Companies, Inc. (NYSE: GBX) (“Greenbrier”), a leading international supplier of equipment and services to global freight transportation markets, today reported financial results for its third fiscal quarter ended May 31, 2021.

Third Quarter Highlights

•

New railcar orders for 3,800 units valued at $400 million and deliveries of 3,300 units, resulted in a 1.2x book-to-bill. This is the second consecutive quarter that book-to-bill exceeded 1.0x. Orders included intermodal units, tank cars, boxcars and covered hoppers.

•	Diversified new railcar backlog as of May 31, 2021 was 24,800 units with an estimated value of $2.6 billion.

•	Liquidity of approximately $850 million, including $628 million in cash and $221 million of available borrowing capacity. Liquidity and $149 million of initiatives in progress total nearly $1 billion.

•	COVID-19 related expenses for the quarter were $1.9 million (pre-tax) and $8.3 million (pre-tax) for the nine months ended May 31, 2021.

•

Net earnings attributable to Greenbrier for the quarter were $19.7 million, or $0.59 per diluted share, on revenue of $450 million. Net earnings included $3.6 million ($0.10 per share), of loss on extinguishment of debt, net of tax.

•	Adjusted net earnings attributable to Greenbrier for the quarter were $23.3 million or $0.69 per diluted share and adjusted EBITDA for the quarter was $53 million.

•

GBX Leasing was formed in the quarter to create stable, tax-advantaged cash flows with initial railcar funding of nearly $100 million, under a $300 million non-recourse warehouse credit facility. GBX Leasing is consolidated in Greenbrier’s financial statements, see supplemental information in this release.

•	Debt maturities were extended in the quarter with the issuance of $374 million of senior convertible notes due in 2028 and retirement of $257 million of 2024 senior convertible notes.

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Greenbrier Reports Third Quarter Results (Cont.)	Page 2

•	Repurchased $20 million of common stock in connection with the convertible note issuance. $100 million remains authorized under the share repurchase plan.

•	Board declares a quarterly dividend of $0.27 per share, payable on August 18, 2021 to shareholders of record as of July 28, 2021 representing Greenbrier’s 29th consecutive quarterly dividend.

William A. Furman, Chairman & CEO commented, “Greenbrier’s financial results for the third fiscal quarter reflect the steady recovery in our markets that we forecasted would occur in the second half of our fiscal year. Our COVID strategy launched in March 2020 has been very successful. We are executing well on plans to maintain a liquidity base and strong balance sheet as well as safely operate each of our facilities. All of this has been necessary to prepare for the now emerging recovery. As positive momentum continues, we are seizing opportunities to resume the pursuit of scale we began during the two years prior to the pandemic. In the third fiscal quarter this included the formation of GBX Leasing and completion of a strategic debt refinancing that extended maturities on convertible notes by four years.”

Furman added, “We are benefiting from the economic recovery in railcar manufacturing and leasing as expected. This is playing out through sequential monthly increases in manufacturing revenues and a meaningful increase in new order activity in our core North American markets. The ability to ramp production capacity is integral to protecting Greenbrier’s leadership position in the market. New orders will not increase linearly, but we expect commercial activity to remain strong as our $2.6 billion backlog provides a baseload of orders to support the expanded operation of production lines and our leasing business.”

Business Update & Outlook

Greenbrier’s adherence to its core COVID strategy during the third fiscal quarter produced the best quarterly performance to date in fiscal 2021. Since March 2020, Greenbrier has practiced disciplined management to meet the realities of this once in 100 years pandemic. Operating and commercial momentum is building. In our domestic and international markets, Greenbrier’s core COVID strategy was and continues to be:

1.	Maintain a strong liquidity base and balance sheet

2.	Navigate the COVID-19 pandemic and the related economic crisis by safely operating our factories while generating cash flow

3.

Prepare for emerging economic recovery and forward momentum in our markets. Greenbrier is currently operating in this phase. Greenbrier is well-positioned to navigate the immediate challenges of increasing production rates safely amidst the emerging COVID variants, while ensuring labor and supply chain continuity.

Looking ahead, Greenbrier expects the fourth quarter to be the strongest performance of the year. A full quarter of increased production rates and business activity creates positive momentum into fiscal 2022.

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Greenbrier Reports Third Quarter Results (Cont.)	Page 3

Financial Summary

	Q3 FY21	Q2 FY21	Sequential Comparison – Main Drivers
Revenue	$450.1M	$295.6M	65% higher deliveries reflecting increased production levels and overall improving demand environment
Gross margin	16.7%	6.0%	Primarily increased production rates in Manufacturing and favorable resolution of warranty & other contingencies in international operations
Selling and administrative	$49.2M	$43.4M	Increased consulting and employee-related costs including performance-based compensation expense
Adjusted EBITDA	$52.9M	($1.3M)	Higher operating earnings reflecting improving demand environment; See reconciliation on page 12
Net (earnings) loss attributable to noncontrolling interest	($0.3M)	$4.9M	Increased operating activity at GIMSA joint venture
Adjusted net earnings (loss) attributable to Greenbrier	$23.3M(1)	($9.1M)	Primarily increased activity across all business units and tax benefit from lease fleet investments and operating losses carried back to prior years with higher tax rates allowable under the CARES Act
Adjusted diluted EPS	$0.69(1)	($0.28)

(1)	Excludes $3.6 million ($0.10 per share), net of tax, of loss on debt extinguishment.

Segment Summary

	Q3 FY21	Q2 FY21	Sequential Comparison – Main Drivers
Manufacturing
Revenue	$341.9M	$202.1M	Higher deliveries reflecting improving demand levels
Gross margin	14.5%	0.2%	Higher production & delivery and favorable resolution of warranty and other contingencies; Excluding these items, gross margin would be in the low double digits
Operating margin (1)	9.2%	(8.5%)
Deliveries (2)	2,800	1,700	Higher production rates
Wheels, Repair & Parts
Revenue	$80.9M	$71.6M	Increased demand levels across the network
Gross margin	8.9%	6.9%	Higher volumes driving improved performance
Operating margin (1)	5.2%	3.4%
Leasing & Services (including GBX Leasing)
Revenue	$27.3M	$21.9M	Revenue and margin include enhanced syndication financing activity
Gross margin	67.6%	56.6%
Operating margin (1) (3)	44.9%	29.3%
Fleet utilization	93.8%	94.8%

(1)	See supplemental segment information on page 11 for additional information.
(2)	Excludes Brazil deliveries which are not consolidated into Manufacturing revenue and margins.
(3)	Includes Net loss (gain) on disposition of equipment, which is excluded from gross margin.

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Greenbrier Reports Third Quarter Results (Cont.)	Page 4

Conference Call

Greenbrier will host a teleconference to discuss its third quarter 2021 results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	July 9, 2021

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-888-317-6003 (Toll Free) 1-412-317-6061 (International), Entry Number “2776228”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10-15 minutes prior to the start time.

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier manages 445,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from Greenbrier’s manufacturing operations. Together, GBXL and Greenbrier own a lease fleet of 8,700 railcars. Learn more about Greenbrier at www.gbrx.com.

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Greenbrier Reports Third Quarter Results (Cont.)	Page 5

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 31, 2021	February 28, 2021	November 30, 2020	August 31, 2020	May 31, 2020
Assets
Cash and cash equivalents	$628,200	$593,499	$724,547	$833,745	$735,258
Restricted cash	8,689	8,614	8,547	8,342	8,704
Accounts receivable, net	274,792	236,171	216,220	230,488	261,629
Income tax receivable	75,135	62,103	24,448	9,109	—
Inventories	553,137	522,984	490,282	529,529	675,442
Leased railcars for syndication	154,017	109,287	51,087	107,671	136,144
Equipment on operating leases, net	446,888	445,451	445,542	350,442	355,841
Property, plant and equipment, net	676,010	687,468	696,333	711,524	719,155
Investment in unconsolidated affiliates	79,420	70,820	72,254	72,354	75,508
Intangibles and other assets, net	180,829	190,283	186,509	190,322	181,315
Goodwill	133,050	132,685	130,315	130,308	130,035

	$3,210,167	$3,059,365	$3,046,084	$3,173,834	$3,279,031

Liabilities and Equity
Revolving notes	$325,150	$275,839	$276,248	$351,526	$416,535
Accounts payable and accrued liabilities	480,373	448,571	434,138	463,880	488,969
Deferred income taxes	44,900	24,798	10,120	7,701	4,354
Deferred revenue	43,676	42,572	36,916	42,467	63,536
Notes payable, net	835,027	793,189	797,089	804,088	806,919

Contingently redeemable noncontrolling interest	30,323	30,037	30,711	31,117	30,611
Total equity – Greenbrier	1,286,763	1,268,502	1,280,407	1,293,043	1,291,221
Noncontrolling interest	163,955	175,857	180,455	180,012	176,886

Total equity	1,450,718	1,444,359	1,460,862	1,473,055	1,468,107

	$3,210,167	$3,059,365	$3,046,084	$3,173,834	$3,279,031

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Greenbrier Reports Third Quarter Results (Cont.)	Page 6

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts, unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2021	2020	2021	2020
Revenue
Manufacturing	$341,939	$653,007	$852,755	$1,800,317
Wheels, Repair & Parts	80,871	82,024	218,050	259,857
Leasing & Services	27,333	27,526	77,949	95,590

	450,143	762,557	1,148,754	2,155,764
Cost of revenue
Manufacturing	292,464	562,793	775,125	1,567,014
Wheels, Repair & Parts	73,690	75,001	203,341	241,266
Leasing & Services	8,857	17,232	36,814	61,428

	375,011	655,026	1,015,280	1,869,708
Margin	75,132	107,531	133,474	286,056
Selling and administrative expense	49,239	49,494	136,371	158,455
Net (gain) loss on disposition of equipment	184	(8,775)	(765)	(19,431)

Earnings (loss) from operations	25,709	66,812	(2,132)	147,032
Other costs
Interest and foreign exchange	10,204	7,562	30,875	33,023
Net loss on extinguishment of debt	4,763	—	4,763	—

Earnings (loss) before income tax and earnings from unconsolidated affiliates	10,742	59,250	(37,770)	114,009
Income tax benefit (expense)	6,914	(24,421)	35,998	(37,878)

Earnings (loss) before earnings from unconsolidated affiliates	17,656	34,829	(1,772)	76,131
Earnings from unconsolidated affiliates	2,379	1,040	1,257	3,764

Net earnings (loss)	20,035	35,869	(515)	79,895
Net (earnings) loss attributable to noncontrolling interest	(298)	(8,097)	1,215	(30,825)

Net earnings attributable to Greenbrier	$19,737	$27,772	$700	$49,070

Basic earnings per common share:	$0.61	$0.85	$0.02	$1.50
Diluted earnings per common share:	$0.59	$0.83	$0.02	$1.47
Weighted average common shares:
Basic	32,573	32,690	32,726	32,660
Diluted	33,605	33,478	33,747	33,414
Dividends per common share	$0.27	$0.27	$0.81	$0.79

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Greenbrier Reports Third Quarter Results (Cont.)	Page 7

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended May 31,
	2021	2020
Cash flows from operating activities
Net earnings (loss)	$(515)	$79,895
Adjustments to reconcile net earnings (loss) provided by (used in) operating activities:
Deferred income taxes	20,197	(11,450)
Depreciation and amortization	75,637	82,452
Net gain on disposition of equipment	(765)	(19,431)
Accretion of debt discount	4,639	4,102
Stock based compensation expense	12,468	8,265
Net loss on extinguishment of debt	4,763	—
Noncontrolling interest adjustments	343	2,826
Other	1,729	568
Decrease (increase) in assets:
Accounts receivable, net	(49,160)	110,431
Income tax receivable	(66,026)	—
Inventories	(92,294)	12,555
Leased railcars for syndication	(55,532)	(38,826)
Other assets	863	(59,212)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	18,626	(77,243)
Deferred revenue	1,189	(5,900)

Net cash provided by (used in) operating activities	(123,838)	89,032

Cash flows from investing activities
Proceeds from sales of assets	12,156	78,521
Capital expenditures	(62,774)	(55,326)
Investments in and advances to/repayments from unconsolidated affiliates	674	(1,500)
Cash distribution from unconsolidated affiliates and other	652	11,273

Net cash provided by (used in) investing activities	(49,292)	32,968

Cash flows from financing activities
Net change in revolving notes with maturities of 90 days or less	147,571	214,932
Proceeds from revolving notes with maturities longer than 90 days	112,000	175,000
Repayments of revolving notes with maturities longer than 90 days	(286,000)	—
Proceeds from issuance of notes payable	373,750	—
Repayments of notes payable	(308,468)	(24,002)
Debt issuance costs	(14,067)	—
Repurchase of stock	(20,000)	—
Dividends	(26,882)	(26,344)
Investment by joint venture partner	7,000	—
Cash distribution to joint venture partner	(24,055)	(36,152)
Tax payments for net share settlement of restricted stock	(2,802)	(2,266)

Net cash provided by (used in) financing activities	(41,953)	301,168

Effect of exchange rate changes	9,885	(17,693)
Increase (decrease) in cash, cash equivalents and restricted cash	(205,198)	405,475
Cash and cash equivalents and restricted cash
Beginning of period	842,087	338,487

End of period	$636,889	$743,962

Balance Sheet Reconciliation
Cash and cash equivalents	$628,200	$735,258
Restricted cash	8,689	8,704

Total cash and cash equivalents and restricted cash as presented above	$636,889	$743,962

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Greenbrier Reports Third Quarter Results (Cont.)	Page 8

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL BACKLOG AND DELIVERY INFORMATION

Three Months Ended
May 31, 2021
Backlog Activity (units) (1)
Beginning backlog	24,900
Orders received	3,800
Production held as Leased railcars for syndication	(800)
Production sold directly to third parties	(3,100)

Ending backlog	24,800

Delivery Information (units) (1)
Production sold directly to third parties	3,100
Sales of Leased railcars for syndication	200

Total deliveries	3,300

(1)	Includes Greenbrier-Maxion, our Brazilian railcar manufacturer, which is accounted for under the equity method

SUPPLEMENTAL LEASING INFORMATION

(In thousands, except owned and managed fleet, unaudited)

GBX Leasing (GBXL) was formed in April 2021 as a joint venture with The Longwood Group to own and manage a portfolio of leased railcars primarily built by Greenbrier. Greenbrier owns approximately 90% of GBXL and consolidates it in Greenbrier’s financial statements in the Leasing & Services segment. Longwood was formed in 2018 by D. Stephen Menzies to pursue a range of commercial investments in equipment transportation markets following his successful growth of Trinity Rail’s leasing business over many years. GBXL adds an additional “go to market” element to Greenbrier’s Commercial strategy of direct sales, partnerships with operating leasing companies, origination of leases for syndication partners as well as providing a platform for further growth at scale. GBXL will produce strong tax-advantaged cash flows. The goal is to add at least $200 million in railcar assets annually at about 3:1 debt to equity (or 75%) based on the fair market value of assets. During the quarter, an initial $300 million non-recourse warehouse credit facility was secured, and $129 million in fair market value of assets were acquired from Greenbrier’s transaction flow. Over time the entity is expected to grow by at least $200 million in assets annually with a five year target of $1 billion of assets. The intent is to use the asset-backed securities market to refinance the warehouse facility and to convert to permanent financing before 2025 as scale and portfolio balance are achieved. Considerable tax benefits are generated from these investments, which are included in the consolidated financial results this year.

Key information for the consolidated Leasing & Services segment

(In Units)	May 31, 2021	February 28, 2021
Owned fleet	8,700	8,700
Managed fleet	445,000	445,000
Owned fleet utilization	94%	95%

	May 31, 2021	February 28, 2021
Equipment on operating lease	$446,888	$445,451

GBX Leasing non-recourse warehouse	$96,576	$—
Leasing non-recourse debt	202,815	204,722

Total Leasing non-recourse debt	$299,391	$204,722

Fleet leverage %(1)	67%	46%

(1)	Total Leasing non-recourse debt / Equipment on operating lease

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Greenbrier Reports Third Quarter Results (Cont.)	Page 9

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2021 are as follows:

	First	Second	Third	Total
Revenue
Manufacturing	$308,722	$202,094	$341,939	$852,755
Wheels, Repair & Parts	65,556	71,623	80,871	218,050
Leasing & Services	28,711	21,905	27,333	77,949

	402,989	295,622	450,143	1,148,754
Cost of revenue
Manufacturing	280,890	201,771	292,464	775,125
Wheels, Repair & Parts	62,984	66,667	73,690	203,341
Leasing & Services	18,444	9,513	8,857	36,814

	362,318	277,951	375,011	1,015,280
Margin	40,671	17,671	75,132	133,474
Selling and administrative expense	43,707	43,425	49,239	136,371
Net (gain) loss on disposition of equipment	(922)	(27)	184	(765)

Earnings (loss) from operations	(2,114)	(25,727)	25,709	(2,132)
Other costs
Interest and foreign exchange	11,103	9,568	10,204	30,875
Net loss on extinguishment of debt	—	—	4,763	4,763

Earnings (loss) before income tax and earnings (loss) from unconsolidated affiliates	(13,217)	(35,295)	10,742	(37,770)
Income tax benefit	7,332	21,752	6,914	35,998

Earnings (loss) before earnings (loss) from unconsolidated affiliates	(5,885)	(13,543)	17,656	(1,772)
Earnings (loss) from unconsolidated affiliates	(744)	(378)	2,379	1,257

Net earnings (loss)	(6,629)	(13,921)	20,035	(515)
Net (earnings) loss attributable to noncontrolling interest	(3,343)	4,856	(298)	1,215

Net earnings (loss) attributable to Greenbrier	$(9,972)	$(9,065)	$19,737	$700

Basic earnings (loss) per common share (1)	$(0.30)	$(0.28)	$0.61	$0.02
Diluted earnings (loss) per common share (1)	$(0.30)	$(0.28)	$0.59	$0.02
Dividends per common share	$0.27	$0.27	$0.27	$0.81

(1)	Quarterly amounts may not total to the year to date amount as each period is calculated discretely.

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Greenbrier Reports Third Quarter Results (Cont.)	Page 10

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2020 are as follows:

	First	Second	Third	Fourth	Total
Revenue
Manufacturing	$657,367	$489,943	$653,007	$549,654	$2,349,971
Wheels, Repair & Parts	86,608	91,225	82,024	64,813	324,670
Leasing & Services	25,384	42,680	27,526	21,958	117,548

	769,359	623,848	762,557	636,425	2,792,189
Cost of revenue
Manufacturing	581,912	422,309	562,793	498,155	2,065,169
Wheels, Repair & Parts	81,892	84,373	75,001	60,923	302,189
Leasing & Services	13,366	30,830	17,232	10,272	71,700

	677,170	537,512	655,026	569,350	2,439,058
Margin	92,189	86,336	107,531	67,075	353,131
Selling and administrative expense	54,364	54,597	49,494	46,251	204,706
Net gain on disposition of equipment	(3,959)	(6,697)	(8,775)	(573)	(20,004)

Earnings from operations	41,784	38,436	66,812	21,397	168,429
Other costs
Interest and foreign exchange	12,852	12,609	7,562	10,596	43,619

Earnings before income tax and earnings (loss) from unconsolidated affiliates	28,932	25,827	59,250	10,801	124,810
Income tax expense	(5,994)	(7,463)	(24,421)	(2,306)	(40,184)

Earnings before earnings (loss) from unconsolidated affiliates	22,938	18,364	34,829	8,495	84,626
Earnings (loss) from unconsolidated affiliates	1,073	1,651	1,040	(804)	2,960

Net earnings	24,011	20,015	35,869	7,691	87,586
Net earnings attributable to noncontrolling interest	(16,342)	(6,386)	(8,097)	(7,794)	(38,619)

Net earnings (loss) attributable to Greenbrier	$7,669	$13,629	$27,772	$(103)	$48,967

Basic earnings (loss) per common share (1)	$0.24	$0.42	$0.85	$(0.00)	$1.50
Diluted earnings (loss) per common share (1)	$0.23	$0.41	$0.83	$(0.00)	$1.46
Dividends per common share	$0.25	$0.27	$0.27	$0.27	$1.06

(1)	Quarterly amounts may not total to the year to date amount as each period is calculated discretely.

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Greenbrier Reports Third Quarter Results (Cont.)	Page 11

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Three months ended May 31, 2021:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$341,939	$7,451	$349,390	$31,341	$492	$31,833
Wheels, Repair & Parts	80,871	2,292	83,163	4,173	75	4,248
Leasing & Services	27,333	2,286	29,619	12,280	2,272	14,552
Eliminations	—	(12,029)	(12,029)	—	(2,839)	(2,839)
Corporate	—	—	—	(22,085)	—	(22,085)

	$450,143	$—	$450,143	$25,709	$—	$25,709

Three months ended February 28, 2021:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$202,094	$2,425	$204,519	$(17,216)	$100	$(17,116)
Wheels, Repair & Parts	71,623	1,603	73,226	2,433	(14)	2,419
Leasing & Services	21,905	1,113	23,018	6,420	634	7,054
Eliminations	—	(5,141)	(5,141)	—	(720)	(720)
Corporate	—	—	—	(17,364)	—	(17,364)

	$295,622	$—	$295,622	$(25,727)	$—	$(25,727)

	Total assets
	May 31, 2021	February 28, 2021
Manufacturing	$1,413,590	$1,313,819
Wheels, Repair & Parts	265,847	277,788
Leasing & Services	878,743	851,546
Unallocated, including cash	651,987	616,212

	$3,210,167	$3,059,365

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Greenbrier Reports Third Quarter Results (Cont.)	Page 12

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, excluding backlog and delivery units, unaudited)

Reconciliation of Net earnings (loss) to Adjusted EBITDA

	Three Months Ended
	May 31, 2021	February 28, 2021
Net earnings (loss)	$20,035	$(13,921)
Interest and foreign exchange	10,204	9,568
Income tax benefit	(6,914)	(21,752)
Depreciation and amortization	24,769	24,822
Net loss on extinguishment of debt	4,763	—

Adjusted EBITDA	$52,857	$(1,283)

Reconciliation of Net earnings (loss) attributable to Greenbrier to Adjusted net earnings (loss) attributable to Greenbrier

	Three Months Ended
	May 31, 2021	February 28, 2021
Net earnings (loss) attributable to Greenbrier	$19,737	$(9,065)
Net loss on extinguishment of debt, net of tax (1)	3,596	—

Adjusted net earnings (loss) attributable to Greenbrier	$23,333	$(9,065)

(1)	Net of tax of $1,167

Reconciliation of Diluted earnings (loss) per share to Adjusted diluted earnings (loss) per share

	Three Months Ended
	May 31, 2021	February 28, 2021
Diluted earnings (loss) per share	$0.59	$(0.28)
Net loss on extinguishment of debt, net of tax	0.10	—

Adjusted diluted earnings (loss) per share	$0.69	$(0.28)

Weighted average shares outstanding	33,605	32,810

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Greenbrier Reports Third Quarter Results (Cont.)	Page 13

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including any statements that are not purely statements of historical fact. Greenbrier uses words, and variations of words, such as “adjust,” “allow,” “anticipate,” “continue,” “estimate” “expect,” “goal,” “maintain,” “outlook,” “position,” “prepare,” “reduce,” “will,” and similar expressions to identify forward-looking statements. These forward-looking statements include, without limitation, statements about backlog, leasing performance, financing, and future liquidity and cash flow as well as other information regarding future performance and strategies and appear throughout this press release including in the headlines and the sections titled “Third Quarter Highlights,” “Business Update & Outlook” and “Supplemental Leasing Information.” These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following. (1) We are unable to predict when, how, or with what magnitude COVID-19, variants thereof, and governmental reaction thereto, and related economic disruptions will negatively impact our business: we may be prevented from operating our facilities; the operations of our customers may be disrupted increasing the likelihood that our customers may attempt to delay, defer or cancel orders, or cease to operate as going concerns; the operations of our suppliers may be disrupted; our indebtedness may increase; we may breach the covenants in our credit agreement; the market price of our common stock may drop or remain volatile; we may incur significant employee health care costs under our self-insurance programs. We may not be able to effectively participate in the economic recovery following the pandemic, if any. The longer the pandemic continues, the more likely that negative impacts on our business will occur, some of which we cannot now foresee. (2) Our backlog of railcar units and marine vessels is not necessarily indicative of future results of operations. Certain orders in backlog are subject to customary documentation which may not occur. Customers may attempt to cancel or modify orders or refuse to accept and pay for products. The likelihood of cancellations, modifications, rejection and non-payment for our products generally increases during periods of market weakness. The timing of converting backlog to revenue is also materially impacted by our decision whether to lease railcars, sell railcars, or syndicate railcars with a lease attached to an investor. (3) Our joint ventures, including our leasing joint venture, may not perform as anticipated or expected. More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent reports on 10-Q. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

Adjusted Financial Metric Definitions

Adjusted EBITDA, Adjusted net earnings (loss) attributable to Greenbrier and Adjusted diluted EPS are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools used by rail supply companies and Greenbrier. You should not consider these metrics in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because these metrics are not a measure of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

We define Adjusted EBITDA as Net earnings (loss) before Interest and foreign exchange, Income tax benefit (expense), Depreciation and amortization and excluding the impact associated with items we do not believe are indicative of our core business or which affect comparability. We believe the presentation of Adjusted EBITDA provides useful information as it excludes the impact of financing, foreign exchange, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s core business. We believe this assists in comparing our performance across reporting periods.

Adjusted net earnings (loss) attributable to Greenbrier and Adjusted diluted EPS excludes the impact associated with items we do not believe are indicative of our core business or which affect comparability. We believe this assists in comparing our performance across reporting periods.

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